Nitches, Inc. Announces Receipt of Nasdaq Letter and
Notifies Nasdaq of Voluntary Delisting

SAN DIEGO, CA--(MARKET WIRE)—January 21, 2009 -- Nitches, Inc. (NasdaqCM:NICH) (the “Company”) today announced the receipt of a letter dated January 16, 2009 from the NASDAQ Stock Market LLC notifying the Company that it is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because the Company did not file its quarterly report on Form 10-Q for the period ended November 30, 2008 by its prescribed due date. The Company also announced today that it has submitted written notice to the NASDAQ Stock Market LLC of its intention to voluntarily delist its common stock from the NASDAQ Capital Market ("NASDAQ").

As previously disclosed in the Company’s press release on December 23, 2008 and its Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on that date, the Company received notice from the NASDAQ Stock Market LLC that the Company is currently out of compliance with the requirements for continued listing under Nasdaq Marketplace Rule 4310(c)(14) because it did not file its annual report on Form 10-K for the year ended August 31, 2008 by the prescribed due date.

For over 30 years the Company has been a wholesaler of men's and women's apparel sold primarily to retailers in the United States. The recent economic downturn and losses at retailers has had a significant impact on the Company's results of operations and outlook for 2009. In addition, the tightening credit markets is making securing financing for new customer orders from certain retailers or in certain retail segments more difficult for the Company. As a result, the Company is anticipating a significant decrease in net sales for fiscal 2009 and is taking steps to reduce operating expenses in line with the anticipated scope of its business. The Company has made the determination that, with the anticipated reduction in the level of its business, it is not in its shareholders best interests to continue the cost of maintaining its public filings with the SEC.

The Company intends to file a Form 25 with the SEC to effect the voluntary delisting of its common stock from NASDAQ. The Company expects to file the Form 25 on or about February 2, 2009. Delisting from NASDAQ will become effective 10 days after the filing date of the Form 25, at which time the Company’s common stock will cease to trade on NASDAQ. Subsequently, the Company intends to file a Form 15 with the SEC to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Following the effectiveness of the Form 25 filing, the Company’s common stock may be quoted over-the-counter on the Pink OTC Markets Inc. (the "Pink Sheets") if market makers commit to make a market in the Company’s shares. The Pink Sheets is an electronic network through which participating broker-dealers can make markets, and enter orders to buy and sell shares of issuers. However, the Company can provide no assurance that trading in its common stock will continue on the Pink Sheets or otherwise.

In deciding to delist the Company’s common stock from NASDAQ and deregister its common stock under the Exchange Act, the Board of Directors concluded that the costs of maintaining its listing on NASDAQ and remaining a public company outweigh the benefits to the Company and its shareholders of continued NASDAQ listing and Exchange Act registration. Among the factors the Board considered were:

  the costs, and expenses, both direct and indirect, associated with the Company’s stock being listed on NASDAQ and compliance with its obligations under the Exchange Act and the Sarbanes-Oxley Act of 2002;

  the substantial management time and effort required to maintain NASDAQ listing of the Company’s stock and Exchange Act registration, which would be better spent implementing the Company’s goals and strategies;

  the limited trading volume and liquidity of the Company’s stock on the NASDAQ; and

  the lack of analyst coverage for the Company’s stock.

With respect to the Company’s delisting and deregistration, Steven P. Wyandt, Chief Executive Officer of the Company, stated: “Our Board of Directors carefully considered the advantages and disadvantages of continued listing of our common stock on NASDAQ before approving the delisting. The costs and resources required to be expended to maintain compliance with NASDAQ requirements were determined to outweigh the benefits received from continued listing. Our Board believes that shareholder value is best served through reducing costs and focusing on the business plan rather than maintaining the current public reporting status and NASDAQ listing.”

About Nitches

Nitches is headquartered in San Diego, California with offices in New York City, Los Angeles, Dallas and Hong Kong. The Company's shares are traded on the NASDAQ Capital Market under the symbol NICH.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, statements as to plans to delist from NASDAQ, deregister from the SEC and plans to file a Form 25 and a Form 15 and the timing thereof; and to have our common shares quoted on the Pink Sheets. These and other risks are more fully described in the Company's filings with the SEC.

Contact: Paul Wyandt
Web: http:// www.nitches.com
E-mail: ir@nitches.com
Phone: (858) 625-2633 (Option # 1: Corporate)